EXHIBIT 2.4

[*] Confidential treatment has been requested for the information indicated pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy on file as an exhibit omits the information subject to the confidentiality request. Such omitted information has been filed separately with the Commission.

AGREEMENT

This AGREEMENT (this “Agreement”) dated as of July 15, 2003, is by and between Knology, Inc., a Delaware corporation (“Knology”), and GLA New Ventures, L.L.C., a Missouri limited liability company (“GLA”).

Recitals

WHEREAS, Knology (or its designee) proposes to acquire certain assets, and assume certain liabilities, of Verizon Media Ventures Incorporated (“Verizon Media”) relating to Verizon Media’s cable systems located in Pinellas County, Florida and Cerritos, California (the “Verizon Businesses”);

WHEREAS, pursuant to an agreement, dated April 18, 2003 as amended May 29, 2003 and June 26, between Verizon Media and GLA (the “Exclusivity Agreement”), Verizon Media has granted to GLA certain exclusive rights to negotiate with Verizon Media with respect to the purchase the Verizon Businesses; and

WHEREAS, GLA has required that Knology enter into this Agreement as a condition to GLA’s agreement to allow Knology to negotiate with Verizon Media with respect to the purchase of the Verizon Businesses, and to consummate any such purchase, without regard to GLA’s rights under the Exclusivity Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

TERMS OF TRANSACTIONS

1.1                                 GLA Authorization and Release.

(a)                                  In consideration of Knology’s covenants and agreements set forth herein, GLA hereby expressly authorizes Knology to negotiate directly with Verizon Media with respect to the purchase by Knology (or its designee) of the Verizon Businesses (the “Proposed Transaction”), to enter into such definitive agreements relating to the Proposed Transaction as Knology and Verizon Media shall agree (each a “Verizon Agreement”), and to consummate the Proposed Transaction, notwithstanding GLA’s rights under the Exclusivity Agreement or otherwise. GLA shall have no obligation to provide Knology or any subsidiary with any funding for any Proposed Transaction.

(b)                                 GLA expressly agrees that, whether or not Knology enters into any Verizon Agreements or consummates the Proposed Transaction, GLA, on behalf of itself, its members and its successors and assigns, hereby waives, relinquishes and releases Knology and its subsidiaries (and their respective officers, directors, shareholders, employees and agents, and all successors, assigns, heirs and personal representatives thereof) (each a “Knology Party”) from and against any and all claims, demands, causes of action of any nature whatsoever, at law or in equity (including causes of action in tort), losses, damages, liabilities, obligations, contracts, warranties (both express and implied), costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, whether foreseen or unforeseen, known or unknown, accrued or contingent, direct or indirect, which GLA or its members or employees might assert or allege against any Knology Party at any time by reason of or arising out of negotiations by any Knology Party with Verizon Media in respect of any Proposed Transaction (including any such negotiations occurring prior to the date hereof), entry by any Knology Party into any Verizon Agreement, or consummation by any Knology Party of any Proposed Transaction.

(c)                                  GLA further agrees never to bring, commence, prosecute, maintain, cause or aid in any way, any suit or action, either at law or in equity, against any Knology Party in any court or before any other administrative or judicial authority based upon any claims, demands, causes of action, losses, damages, liabilities, obligations, contracts, warranties, costs or expenses covered by the preceding sentence, and this covenant not to sue may be pleaded as an affirmative defense to any action or other proceeding which may be brought, instituted or taken by any party or its predecessors, successors or assigns and all past and present shareholders, directors, officers, agents, affiliates, heirs, and personal representatives, in breach of this covenant.

(d)                                 Knology expressly agrees that, whether or not Knology enters into any Verizon Agreements or consummates the Proposed Transaction, each Knology Party hereby waives, relinquishes and releases any GLA and its members, managers, officers, employees and agents, and all successors, assigns, heirs and personal representatives thereof (each a “GLA Party”) from and against any and all claims, demands, causes of action of any nature whatsoever, at law or in equity (including causes of action in tort), losses, damages, liabilities, obligations, contracts, warranties (both express and implied), costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, whether foreseen or unforeseen, known or unknown, accrued or contingent, direct or indirect, which Knology or its subsidiaries might assert or allege against GLA Party at any time by reason of or arising out of negotiations by any Knology Party with Verizon Media in respect of any Proposed Transaction (including any such negotiations occurring prior to the date hereof), entry by any Knology Party into any Verizon Agreement, or consummation by any Knology Party of any Proposed Transaction.

(e)                                  Knology further agrees never to bring, commence, prosecute, maintain, cause or aid in any way, any suit or action, either at law or in equity, against any GLA Party in any court or before any other administrative or judicial authority based upon any claims, demands, causes of action, losses, damages, liabilities, obligations, contracts, warranties, costs or expenses covered by the preceding sentence, and this covenant not to sue may be pleaded as an affirmative defense to any action or other proceeding which may be brought, instituted or taken by any party or its predecessors, successors or assigns and all past and present shareholders, directors, officers, agents, affiliates, heirs, and personal representatives, in breach of this covenant.

(f)                                    Notwithstanding the provisions of paragraphs (b), (c), (d) and (e) above, neither party releases the other from any of the other party’s covenants in this Agreement and may commence any action to enforce any such covenant.

1.2                                 Continued Cooperation.  Until August 30, 2003, (i) Knology shall not directly or indirectly solicit, discuss or encourage any third party to engage in negotiations with Verizon Media or any of its affiliates to acquire the Verizon Businesses or any part thereof and (ii) GLA shall not directly or indirectly solicit, discuss or encourage any third party to engage in negotiations with Verizon Media or any of its affiliates to acquire the Verizon Businesses or any part thereof.  Nothing in this Section 1.2 shall prohibit Knology from pursuing third party financing for its acquisition of the Verizon Businesses.

1.3                                 Employment of GLA Personnel by Knology.  Subject to consummation of the Proposed Transaction, Knology shall (or shall cause one or more of its subsidiaries to) offer to hire nine employees of GLA listed in Exhibit A (the “Key Employees”) on terms and conditions and with salaries consistent with other similarly situated employees of Knology and its subsidiaries and with benefits under Knology’s existing benefit plans and programs.  None of the Key Employees will be required to relocate from the St. Louis area for a period of twelve months following the date of closing of the Proposed transaction.

1.4                                 Issuance of Knology Warrants.  Subject to consummation of the Proposed Transaction, Knology agrees to issue to GLA (or its assignee), as an inducement to GLA’s execution of this Agreement, warrants to purchase an aggregate of 10,000,000 shares of Knology’s common stock (such number to be appropriately adjusted to reflect the effect of any event described in Section 6 of the form of warrant agreement attached hereto as Exhibit B occurring after the date of this Agreement and prior to the date such warrants are issued).  The warrants will be evidenced by the form of warrant agreement attached hereto as Exhibit B.  The warrants will have an exercise price equal to the per share price at which Knology actually issues common stock in any public offering or private placement the proceeds of which are used to fund the acquisition of the Verizon Businesses.  As used in this Agreement, “Warrant Securities” shall mean and refer to any warrants to purchase any shares of Knology common stock and any Knology securities issued upon exercise of such warrants.

1.5                                 Sandler Release.  Prior to consummation of the Proposed Transaction, GLA will obtain from Sandler Capital a release in substantially the form attached hereto as Exhibit C (the “Sandler Release”) waiving all claims and interest Sandler Capital may have in the Proposed Transaction and GLA will provide Knology with a copy of the Sandler Release.

1.6                                 GLA Expenses.  Knology shall, upon consummation of the Proposed Transaction, reimburse GLA for its reasonable and customary out-of-pocket expenses arising out of GLA’s pursuit of the Verizon Businesses (including expenses in connection with obtaining the Sandler Release); provided, that such out-of-pocket expenses shall be verified with written documentation provided to Knology and shall not exceed $[ * ].  In the event Knology does not consummate the Proposed Transaction, Knology shall reimburse GLA for $[ * ] in consideration of GLA’s expenses in connection with obtaining the Sandler Release.

1.7                                 DH Capital Fees.  Knology will, upon consummation of the Proposed Transaction, reimburse GLA’s investment banker, DH Capital, LLC (“DH Capital”), its fee in an amount not to exceed $[ * ].  The parties recognize that the Proposed Transaction is not the transaction presented by DH Capital and the parties intend to negotiate a substantial reduction in these fees.  In the event DH Capital asserts any claims under the fee agreement between DH Capital and GLA, Knology shall assume the defense of any such claim, at its expense using counsel of its choosing, and shall have the right to settle and compromise any such claim with the consent of GLA (which consent shall not be unreasonably withheld or delayed); provided, that in no event shall Knology be responsible for the amount of any judgment or other award in favor of DH Capital in excess of $[ * ].

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF KNOLOGY

As an inducement for GLA to enter into this Agreement, Knology represents and warrants to GLA as follows:

2.1                                 Organization and Good Standing; Power and Authority.  Knology is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Knology has all necessary power and authority under all applicable provisions of law to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Knology of this Agreement and all other instruments or documents executed by Knology in connection with the transactions contemplated by this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Knology.  When executed and delivered, this Agreement and all other instruments or documents executed by Knology in connection with the transactions contemplated by this Agreement shall have been duly executed and delivered, and constitute legal, valid and binding obligations of Knology, enforceable in accordance with their respective terms.

2.2                                 No Conflict.  Neither the execution and delivery of this Agreement or any of the other agreements referred to herein to which Knology is a party nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by Knology will, directly or indirectly, contravene, conflict with, or result in a violation of or default under any provision of Knology’s certificate of incorporation or bylaws or any statute, law, rule, or regulation or any order of any court of other governmental agency or authority to which Knology may be subject. No action is required to be taken by any governmental agency or authority and no consent, authorization or order of any governmental agency or authority or any other third party is required to be obtained in connection with the execution and delivery of this Agreement by Knology or the consummation by Knology of the transactions contemplated hereby.

2.3                                 Capitalization.  Based on the number of outstanding shares of Knology capital stock and outstanding warrants and options to purchase shares of Knology capital stock as of the date of this Agreement, the 10,000,000 shares of common stock for which warrants are to be issued to GLA pursuant to Section 1.4 would represent approximately 5.25% of Knology’s outstanding shares of common stock after giving effect to conversion of all shares of Knology’s preferred stock and exercise of all outstanding warrants (including the warrants issuable pursuant to Section 1.4) and options to purchase Knology capital stock, whether or not such warrants or options are exercisable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GLA

As an inducement for Knology to enter into this Agreement, GLA represents and warrants to Knology as follows:

3.1                                 Organization and Good Standing; Power and Authority.  GLA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri.  GLA has all necessary power and authority under all applicable provisions of law to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by GLA of this Agreement and all other instruments or documents executed by GLA in connection with the transactions contemplated by this Agreement have been duly and validly authorized and approved by all necessary action on the part of GLA.  When executed and delivered, this Agreement and all other instruments or documents executed by GLA in connection with the transactions contemplated by this Agreement shall have been duly executed and delivered, and constitute legal, valid and binding obligations of GLA, enforceable in accordance with their respective terms.  GLA represents and warrants that no claim released by it pursuant to Section 1.1 (b) has been assigned, expressly, impliedly, or by operation of law, to any other person.

3.2                                 No Conflict.  Neither the execution and delivery of this Agreement or any of the other agreements referred to herein to which GLA is a party nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by GLA will, directly or indirectly, contravene, conflict with, or result in a violation of or default under any provision of GLA’s certificate of formation, operating agreement or other governing instruments or any statute, law, rule, or regulation or any order of any court of other governmental agency or authority to which GLA may be subject. No action is required to be taken by any governmental agency or authority and no consent, authorization or order of any governmental agency or authority or any other third party is required to be obtained in connection with the execution and delivery of this Agreement by GLA or the consummation by GLA of the transactions contemplated hereby.

3.3                                 Investment Representations.  GLA understands that no Warrant Securities have been or will be registered under the Securities Act.  GLA also understands that Warrant Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the GLA’s representations contained in this Agreement.  GLA hereby represents and warrants as follows:

3.3.1                        GLA Bears Economic Risk.  GLA has substantial experience in evaluating and investing in transactions of securities in companies similar to Knology so that it is capable of evaluating the merits and risks of its investments received from Knology and has the capacity to protect its own interests.  GLA understands that any Warrant Securities received pursuant to this Agreement are highly speculative and involves substantial economic risk.  GLA understands that it must bear the economic risk of this investment indefinitely unless the Warrant Securities are registered pursuant to the Securities Act, or an exemption from registration is available, and that GLA may sustain, and is financially able to sustain, a complete loss of its investment pursuant to this Agreement.  LA understands that Knology has no present intention of registering any Warrant Securities.  LA also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow GLA to transfer all or any portion of the Warrant Securities under the circumstances, in the amounts or at the times GLA might propose.

3.3.2                        Acquisition for Own Account.  LA is receiving the Warrant Securities for its own account for investment only, and not with a view toward their distribution in violation of applicable securities laws.

3.3.3                        GLA Can Protect Its Interest.  LA represents that, by reason of its or of its management’s business or financial experience, GLA has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, GLA is aware of no publication of any advertisement in connection with the transactions contemplated by the Agreement.

3.3.4                        Accredited Investor.  GLA represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

3.3.5                        Knology Information.  GLA has had an opportunity to discuss Knology’s business, management and financial affairs with directors, officers and management of Knology.  GLA has had the opportunity to review the most recent public filings of Knology, including, but not limited to, the annual report on Form 10-K, quarterly reports on Form 10-Q, annual meeting proxy statement, Forms 8-K and other related filings which are publicly available at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001096788.  GLA has also had the opportunity to ask questions of, and receive answers from, Knology and its management regarding Knology’s business and the terms and conditions of the Warrant Securities.

3.3.6                        Transfer Restrictions.  GLA acknowledges and agrees that the Warrant Securities are subject to restrictions on transfer as set forth in the warrant agreement in the form attached hereto as Exhibit B.

3.3.7                        No Reliance.  GLA acknowledges and agrees that, in making GLA’s decision to accept the Warrant Securities, GLA has not relied on any information other than the information provided to GLA by Knology in this Agreement and the information described in Section 3.3.5 above.

3.4                                 Brokers and Finders.  Except for the fees payable pursuant to Section 1.7 of this Agreement, neither GLA nor any of its subsidiaries has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV

GENERAL PROVISIONS

4.1                                 Confidentiality.  Each party to this Agreement shall maintain in confidence, and will cause its agents, representatives, accountants, counsel and other advisors to maintain in confidence, any written, oral or other information obtained from the other party in connection with this Agreement or the transactions contemplated under this Agreement

4.2                                 Publicity.  Each party agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party, except:  (i) in any documents utilized in connection with Knology’s financing for the Proposed Transaction and (ii) as such release or announcement may be required by law or in connection with any legal proceedings, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance or to contest any such proceedings.

4.3                                 Costs.  Subject to the last sentence of Section 1.6, if the Proposed Transaction is not consummated for any reason, each party agrees to bear its own costs and expenses in connection with this Agreement and the transactions contemplated thereby, including, without limitation, any legal fees, out-of-pocket costs, brokerage fees, consulting fees or finder’s fees payable to any entity or person retained by it in connection with the purchase of the Verizon Businesses.

4.4                                 Notices to Knology and GLA.  Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in clause (d), or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten days’ advance written notice to the other party given in the foregoing manner.

If to Knology:

1241 O.G. Skinner Drive
West Point, Georgia 31833
Attention: Chad S. Wachter, Esq.
Facsimile No.: (706) 645-0148

With a copy to:

Alston & Bird LLP
601 Pennsylvania Avenue, NW
North Building, 10th Floor
Washington, DC 20004
Attention: David E. Brown, Jr.
Facsimile No.: (202) 756-3333

If to GLA:

GLA New Ventures, L.L.C.
5555 Wing Haven Blvd.
O’Fallon, Missouri 63366
Attention: Dennis D. Moffit
Facsimile No.: (636) 625-5709

With a copy to:

Gallop, Johnson & Neuman, L.C.
101 South Hanley, Suite 1600
St. Louis, Missouri 63105
Attention: William E. Buckley
Facsimile No.: (314) 615-6001

4.5                                 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

4.6                                 Entire Agreement.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, shall constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the transactions contemplated by this Agreement, in accordance with its terms. All representations and warranties of the parties shall survive consummation of any Proposed Transaction.

4.7                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that GLA may assign this Agreement to one of its wholly owned subsidiaries with Knology’s prior written consent (which consent shall not be unreasonably withheld).  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

4.8                                 Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any third party other than the parties hereto any rights or remedies hereunder.

4.9                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

4.10                           Amendment; Waiver.  This Agreement cannot be amended without the prior written consent of each party hereto.  No provision of this Agreement may be waived except by an instrument in writing signed by the party to be bound.  No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

4.11                           Lockup.  If requested by Knology or any underwriter of any common stock or other equity securities of Knology, GLA shall not sell or otherwise transfer or dispose of any common stock or other equity securities of Knology (other than pursuant to such registration) during (a) in the case of Knology’s first underwritten public offering of common stock or other equity securities of Knology for its own account, the 180-day period following the effective date of such registration statement, and (b) in the case of all subsequent registrations of Knology’s common stock or other equity securities of Knology, the 90-day period following the effective date of such registration statement;

provided, however, that if any holder of Management Stock or any Significant Stockholder (as such terms are defined in the Stockholders’ Agreement) is subject to hold-back restrictions of shorter duration, such shorter periods also shall apply to GLA. The obligations described in this Section 4.11 shall not apply to a registration on Form S-4 or Form S-8 or similar forms which may be promulgated in the future and, except in the case of Knology’s first underwritten public offering, shall not apply to a holder of common stock issued upon exercise of the GLA Warrant representing less than 1 % of the then-outstanding shares of common stock (on an as-converted basis).

4.12                           Mediation.  Any and all disputes arising under or related to this Agreement that cannot be resolved between the parties shall be first submitted to mediation according to this Section 4.12.  Completion of such mediation is a condition precedent to bringing any legal action seeking judicial resolution pursuant to this Agreement.  If the parties fail to resolve their dispute within fifteen (15) days after the earliest date upon which a party gives written notification to the other of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to mediation by a single mediator chosen by the mutual consent of the parties.  The mediation shall take place in [Wilmington, Delaware], unless otherwise mutually agreed to in writing by the parties.  The obligation of the parties to submit any dispute arising under or related to this Agreement to mediation as provided in this Section 4.12 shall survive the expiration or earlier termination of this Agreement.  The parties agree, however, that in order to enforce the provisions of this Section 4.12 and/or to preserve the status quo, either party may seek and obtain an injunction or other appropriate relief from a court of law or equity with respect to any prematurely filed legal action pending submission of the dispute to or the conclusion of a mediation, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the mediation.  If the parties fail to reach an agreement through the aforementioned mediation process, either party may seek judicial resolution of the dispute.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KNOLOGY, INC.

By:	/s/ Rodger L. Johnson

Name:	Rodger L. Johnson

Title:	President and CEO

GLA NEW VENTURES, L.L.C.

By:	/s/ Jim A. Moffit

Name:	Jim A. Moffit

Title:	CEO

All schedules, exhibits, and annexes have been omitted but will be furnished to the Securities and Exchange Commission upon request.